EXHIBIT 5.1
Reply Attention of: Bernard Pinsky
Direct Tel.:  604.643.3153
EMail Address:  bip@cwilson.com
Our File No.:  16969-0001 / CW2360325.1

January 28, 2009

LML Payment Systems Inc.
1680-1140 West Pender Street
Vancouver  BC  V6E 4G1
Canada

Dear Sirs:

Re: LML Payment Systems Inc. - Registration Statement on Form S-3 filed January 28, 2009

We have acted as counsel to LML Payment Systems Inc. (the "Corporation"), a Yukon corporation, in connection with the filing of a registration statement on Form S-3 on January 28, 2009 (the "Registration Statement").  As further described in the Registration Statement, the Corporation is registering, under the Securities Act of 1933, up to 4,400,000 common shares of the Corporation, without par value, (the "Registered Shares") for resale by certain selling stockholders named in the Registration Statement (the “Selling Stockholders”) as follows:

(a)	up to 4,000,000 shares of the Corporation's common stock issued to a Selling Stockholder in a private placement transaction pursuant to a securities purchase agreement dated as of March 26, 2008; and,

(b)	to 400,000 shares of the Corporation's common stock which may be issued to a Selling Stockholder upon the exercise of certain share purchase warrants issued in connection with the private placement transaction on March 26, 2008.

In connection with this opinion, we have examined the following documents:

(a)	Articles of Incorporation of the Corporation;

(b)	Bylaws of the Corporation;

(c)	Resolutions adopted by the Board of Directors of the Corporation pertaining to the Registered Shares; and,

(d)	The Registration Statement.

We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion  that the Registered Shares which are currently outstanding, have been duly and validly authorized and issued, and are fully paid and non-assessable.  We are also of the opinion that any Registered Shares to be issued through the exercise of warrants, once issued in accordance with their terms, including payment of the exercise price, will be duly and validly authorized and issued, fully paid and non-assessable.

This opinion letter is opining upon and is limited to the current federal laws of the State of California and the United States federal laws applicable in that state and the laws of the Province of British Columbia and the Yukon Territory and the federal laws of Canada applicable to those jurisdictions, including the statutory provisions and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the Prospectus and to our being named in the Registration Statement.

Yours truly, /s/ Clark Wilson LLP
Clark Wilson LLP